EXHIBIT 99.1

1808 Swift Drive

Oak Brook, Illinois 60523-1501

Phone: 630.586.8000

Fax: 630.586.8010

www.CenterPoint-Prop.com

AT THE COMPANY:	Paige H. Gilchrist
Vice President, External Affairs
630.586.8101

FOR IMMEDIATE RELEASE

Wednesday, May 18, 2005

CENTERPOINT PROPERTIES’ MANAGEMENT CONTRACTS AUTHORIZED;

UPDATE ON EXECUTIVE LEAVE

Oak Brook, Illinois — CenterPoint Properties Trust (NYSE: CNT) announced today that its Board of Trustees has authorized five-year employment contracts with senior executive officers including: Michael M. Mullen, Chief Executive Officer; Paul S. Fisher, President and Chief Financial Officer; Rockford O. Kottka, Executive Vice President, Treasurer & Chief Accounting Officer; James N. Clewlow, Executive Vice President & Chief Investment Officer; Sean P. Maher, Senior Vice President, Development; Fred D. Reynolds, Senior Vice President, Development; Michael P. Murphy, Senior Vice President, Development; and Stephen L. Schlader, Senior Vice President, Construction.  Contracts are expected to be executed by June 30, 2005 when current employment agreements expire.

The Board does not intend to offer a new contract to Paul T. Ahern, Chief Operating Officer, whose current employment contract also expires June 30, 2005.  In April 2005, the Company announced that Mr. Ahern was on administrative leave.  The Company now adds that the Board is investigating whether Mr. Ahern violated certain company policies. While the investigation has not been concluded, the Board has informed Mr. Ahern that it intends to consider terminating him for cause.  The Company expects to make a determination within the next 60 days.  The Company reiterates that the underlying reasons for considering termination relate exclusively to Mr. Ahern. The Company’s tenant and other business relationships and its competitive position in the Chicago industrial marketplace have been unaffected by Mr. Ahern’s absence.  The Company’s 2005 guidance is also unaffected.

Sean Maher, Senior Vice President, has served as acting operating chief for the last month. Michael Mullen, Chief Executive Officer, stated “We have moved forward with our business and are pleased that Sean and the operating team have not lost a step. We are fortunate to have cultivated a deep and talented group of managers.”

About CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market.  As of March 31, 2005, the Company owned and operated approximately 40.1 million square feet and the Company and its affiliates owned or controlled an additional 3,329 acres of land upon which approximately 52 million square feet could be developed. The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $3.0 billion as of March 31, 2005.

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Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, and weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

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